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                                                                     EXHIBIT 4.1

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON]


March 25, 2003

We hereby consent to the inclusion of our opinion letter dated as of February 14, 2003 to the Board of Directors of Canada Life Financial Corporation ("Canada Life") as Schedule C to the Canada Life Financial Corporation Management Proxy Circular which is a part of the Registration Statement, dated March 22, 2003, on Form F-8 (the "Registration Statement"), of Great-West Lifeco Inc. (the "Company") in connection with the proposed transaction involving the Company and Canada Life, and to the references therein to our opinion contained under the headings "Summary of Proxy Circular -- Recommendation of the Special Committee and the Board", "Summary of Proxy Circular -- BMO Nesbitt Burns and CSFB Fairness Opinions", "The Transaction -- Background to the Transaction", "The Transaction -- Reasons for the Transaction" and "The Transaction -- Fairness Opinions".

In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

/s/ Thomas D. Stoddard

Name: Thomas D. Stoddard
Title: Managing Director
Date: March 25, 2003